UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ZENDESK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Zendesk, Inc.

1019 Market Street

San Francisco, CA 94103

March 30, 2017

Dear Zendesk Stockholder:

I am pleased to invite you to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Zendesk, Inc. (“Zendesk”), which will be held virtually on May 16, 2017 at 1:00 p.m. Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ZEN2017, where you will be able to listen to the Annual Meeting live, submit questions, and vote online. We are embracing the latest technology to provide expanded access, improved communication, and cost savings for our stockholders and Zendesk. We believe that holding the Annual Meeting virtually provides greater access to those who may wish to attend, including participation from locations around the world, and therefore have chosen this over an in-person meeting.

Details regarding the Annual Meeting, including how to attend the Annual Meeting online and the business to be conducted at the Annual Meeting, are more fully described in the accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your ongoing support of and continued interest in Zendesk. We look forward to your attendance at our Annual Meeting.

Sincerely,

Mikkel Svane

Chair of the Board of Directors and Chief Executive Officer

YOUR VOTE IS IMPORTANT

On or about March 30, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2017 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2016 Annual Report to Stockholders (the “2016 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The Proxy Statement and the 2016 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your proxy card.

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the Annual Meeting virtually, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save Zendesk the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors unless you provide specific instructions to your broker by completing and returning any voting instruction form that your broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting virtually, revoking your earlier submitted proxy, or voting your stock at the virtual meeting.

ZENDESK, INC.

1019 Market Street

San Francisco, CA 94103

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Zendesk, Inc. (“Zendesk”) will hold its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) virtually on May 16, 2017 at 1:00 p.m. Pacific Time for the following purposes:

•	To elect two Class III directors, Mr. Mikkel Svane and Ms. Elizabeth Nelson, to hold office until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations, and postponements thereof).

On or about March 30, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our proxy statement for our 2017 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2016 Annual Report to Stockholders (the “2016 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The Proxy Statement and the 2016 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your proxy card.

Only stockholders of record at the close of business on March 20, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting.

If you have any questions regarding this information or the proxy materials, please contact our investor relations department at ir@zendesk.com.

By Order of the Board of Directors,

Mikkel Svane

Chair of the Board of Directors and Chief Executive Officer

San Francisco, California

March 30, 2017

ZENDESK, INC.

2017 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

ZENDESK, INC.

1019 Market Street

San Francisco, CA 94103

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2017

GENERAL INFORMATION

Our Board of Directors (our “Board”) solicits your proxy on our behalf for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation, or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our 2017 Annual Meeting of Stockholders (the “Proxy Statement”) and the accompanying Notice of 2017 Annual Meeting of Stockholders. The Annual Meeting will be held virtually on May 16, 2017 at 1:00 p.m. Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ZEN2017, where you will be able to listen to the meeting live, submit questions, and vote online. The Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2016 Annual Report to Stockholders (the “2016 Annual Report”) is first being mailed on or about March 30, 2017 to all stockholders entitled to vote at the Annual Meeting.

In this Proxy Statement, the terms “Zendesk,” “the Company,” “we,” “us,” and “our” refer to Zendesk, Inc. and its subsidiaries. The mailing address of our principal executive offices is Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103.

Record Date	March 20, 2017.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present at the virtual Annual Meeting or represented by proxy to constitute a quorum.

Shares Outstanding	98,396,909 shares of common stock outstanding as of the Record Date.

Voting	There are four ways a stockholder of record can vote:

(1)	directly at the Annual Meeting—any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ZEN2017, where stockholders may vote and submit questions during the Annual Meeting. The meeting starts at 1:00 p.m. Pacific Time. Please have your 16-Digit Control Number to join the Annual Meeting;

(2)	via the Internet at www.proxyvote.com;

(3)	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 15, 2017. Please have your 16-Digit Control Number when you call; or

(4)	by completing, signing, dating, and mailing your proxy card. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you instruct.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 15, 2017. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending and voting at the virtual Annual Meeting (although attendance at the virtual Annual Meeting will not, by itself, revoke a proxy), by filing an instrument in writing revoking the proxy, by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted, or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the two nominees receiving the greatest number of votes will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

For Proposal Three, a majority of the votes properly cast is required to approve the compensation of our Named Executive Officers. Since this proposal is an advisory vote, the result will not be binding on our Board, the compensation committee of our Board, or the Company. Our Board and the compensation committee will consider the outcome of the vote when determining the compensation of our Named Executive Officers.

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions, and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 or the advisory vote to approve the compensation of our Named Executive Officers.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted with regard to Proposal One or Three unless you affirmatively provide the broker instructions on how to vote. Broker non-votes also will have no effect on the outcome of these proposals.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of the nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and “FOR” the non-binding advisory vote to approve the compensation of our Named Executive Officers. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Notice of Internet Availability of Proxy Materials	In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and the 2016 Annual Report, primarily via the Internet. On or about March 30, 2017, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the virtual meeting, and how to request printed copies of the proxy materials and 2016 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the Notice and proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email, or facsimile, but they do not receive additional compensation for providing those services.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class III directors expires at the Annual Meeting, the term of the Class I directors expires at the 2018 annual meeting, and the term of the Class II directors expires at the 2019 annual meeting. Following re-election of a director, such director is expected to hold office for a three-year term or until the election and qualification of his or her successor in office.

Nominees

Our Board has nominated each of Mr. Mikkel Svane and Ms. Elizabeth Nelson for election as a Class III director of the Company, to hold office until the 2020 annual meeting of stockholders or until his or her successor is duly elected and qualified, subject to his or her earlier resignation or removal.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominee, leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the size of our Board. Each of the nominees is a current member of our Board and has consented to serve if elected, and we have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The below biographies of each of the nominees, continuing directors, and executive officers contain information regarding each such person’s service as a director or executive officer, business experience, and, with respect to the nominees and continuing directors, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes, or skills that caused our Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty, and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of our Board be comprised of independent directors whom our Board has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of the New York Stock Exchange (the “NYSE”).

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages, as of March 1, 2017:

Name	Age	Positions and Offices Held with the Company
Executive Officers:
Mikkel Svane	46	Chair of the Board and Chief Executive Officer
Elena Gomez	47	Chief Financial Officer
Bryan Cox	48	Chief Revenue Officer
John T. Keiser	51	Chief Information Officer and Senior Vice President, Technology Operations
Adrian McDermott	48	President of Products
John Geschke	46	Senior Vice President, Administration, General Counsel, and Secretary
Non-Employee Directors:
Carl Bass(1)	59	Director
Peter Fenton(1)	44	Director
Caryn Marooney(1)(2)	49	Director
Elizabeth Nelson(2)(3)(4)	56	Director
Dana Stalder(3)	48	Director
Michelle Wilson(2)(3)	54	Director

(1)	Member of our compensation committee.
(2)	Member of our nominating and corporate governance committee.
(3)	Member of our audit committee.
(4)	Lead Independent Director.

Information Concerning Nominees for Election for a Three-Year Term Ending at the 2020 Annual Meeting

Mikkel Svane. Mr. Svane co-founded Zendesk and has served as our Chief Executive Officer since August 2007 and as a member of our Board since August 2007. He was appointed Chair of our Board in January 2014. Prior to founding Zendesk, Mr. Svane founded and served as the Chief Executive Officer of Caput A/S, a software company, and served as a technology consultant. Mr. Svane holds an A.P. in marketing management from Arhus Kobmandsskole.

Mr. Svane was selected to serve on our Board because of his operational and historical expertise gained from serving as our Chief Executive Officer. As one of our founders and the longest serving member of our Board, we also value his deep understanding of our business as it has evolved over time.

Elizabeth Nelson. Ms. Nelson has served as a member of our Board since July 2013. Ms. Nelson currently serves on the boards of Nokia Corporation, a network telecommunications company, Pandora Media, Inc., an internet radio service company, and several private companies. From 1996 to 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer of Macromedia, Inc., where she also served as a director from January 2005 to December 2005. Ms. Nelson’s public company board service includes serving as a director of Ancestry.com, an online family history company, from 2009 to 2012, of SuccessFactors Inc., a provider of human resources solutions, from 2007 to 2012, of Autodesk, Inc., a design software company, from 2007 to 2010, of CNET Networks, Inc., an Internet media company, from 2003 to 2008, and of Brightcove Inc., an online video hosting platform, from 2010 to 2014. Ms. Nelson holds a B.S.F.S. in foreign service from Georgetown University and an M.B.A. in finance with distinction from the Wharton School at the University of Pennsylvania.

Ms. Nelson was selected to serve on our Board because of her financial, accounting, and operational expertise from prior experience as a chief financial officer, executive, and director of public and private technology companies.

Information Concerning Directors Continuing in Office Until the 2018 Annual Meeting

Caryn Marooney. Ms. Marooney has served as a member of our Board since January 2014. Since May 2011, Ms. Marooney has served in various roles at Facebook, Inc., a social networking service, currently serving as the company’s Vice President, Global Communications. From June 1997 to March 2011, Ms. Marooney served in various roles, including President and Chief Executive Officer, of The OutCast Agency, a public relations firm. Ms. Marooney holds a B.S. in labor relations from Cornell University.

Ms. Marooney was selected to serve on our Board because of her prior executive experience and her experience advising technology companies.

Michelle Wilson. Ms. Wilson has served as a member of our Board since January 2014. From July 2003 to September 2012, Ms. Wilson served as Senior Vice President, General Counsel and Secretary of Amazon.com, Inc., an Internet retail company. Ms. Wilson holds a B.A. in business administration from the University of Washington and a J.D. from the University of Chicago.

Ms. Wilson was selected to serve on our Board because of her significant experience as an executive in the technology industry.

Information Concerning Directors Continuing in Office Until the 2019 Annual Meeting

Carl Bass. Mr. Bass has served as a member of our Board since February 2016. Mr. Bass served as President and Chief Executive Officer of Autodesk, Inc., a software company, from May 2006 to February 2017. Mr. Bass served as Interim Chief Financial Officer of Autodesk, Inc. from August 2014 to November 2014 and August 2008 to April 2009. Mr. Bass has served on the board of directors of Autodesk, Inc. since January 2006. Mr. Bass has also served on the board of directors of HP Inc., a provider of software and technology, since November 2015. Mr. Bass served on the boards of directors of McAfee, Inc., a software company, from January 2008 until it was acquired by Intel Corporation in February 2011, and E2open, Inc., a software company, from July 2011 until it was acquired by Insight Venture Partners in March 2015. Mr. Bass holds a B.A. in mathematics from Cornell University.

Mr. Bass was selected to serve on our Board because of his extensive experience as an executive in the technology industry.

Peter Fenton. Mr. Fenton has served as a member of our Board since July 2009. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Yelp Inc., a local directory and user review service; Twitter, Inc. a social networking service; Hortonworks Inc., an open-source distribution platform; New Relic, Inc., a software analytics company; and a number of privately-held companies. Mr. Fenton holds a B.A. in philosophy and an M.B.A. from Stanford University.

Mr. Fenton was selected to serve on our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Dana Stalder. Mr. Stalder has served as a member of our Board since November 2010. Mr. Stalder has been a General Partner of Matrix Partners, a venture capital firm, since August 2008. From December 2001 to August 2008, Mr. Stalder served in various executive roles, including Senior Vice President of PayPal Products Sales and Marketing at eBay, Inc., an online marketplace company. Previously, he was the Chief Financial Officer and Vice President of Business Development of Respond.com, an online lead generation service, Vice President of Finance and Operations at Netscape Communication Corporation, a computer services company, and an associate and manager at Ernst & Young LLP, a professional services firm. Mr. Stalder served on the board of directors of

QuinStreet, Inc., an online marketing company, from May 2003 through December 2015, and currently serves on the boards of directors of a number of privately-held companies. He holds a B.S. in commerce from Santa Clara University.

Mr. Stalder was selected to serve on our Board because of his significant operational experience as an executive and his deep knowledge of finance and financial reporting.

Information Concerning Executive Officers

In addition to Mr. Mikkel Svane, our Chair of the Board and Chief Executive Officer, who also serves as a director, our executive officers as of March 30, 2017 consisted of the following:

Elena Gomez. Ms Gomez has served as our Chief Financial Officer since May 2016. From July 2010 to April 2016, Ms. Gomez served in senior finance roles at salesforce.com, inc., a software company, including Senior Vice President Go To Market Distribution from July 2015 to April 2016, Vice President Sales and Support and Marketing Finance from June 2011 to June 2015, and Senior Director Marketing and General and Administrative Finance from July 2010 to June 2011. Prior to that she held finance roles at Visa Inc., a financial services company, and The Charles Schwab Corporation, a brokerage and banking company. Ms. Gomez holds a B.S. in business administration from the Haas School of Business at the University of California at Berkeley.

Bryan Cox. Mr. Cox has served as our Chief Revenue Officer since May 2016. From August 2014 to May 2016, Mr. Cox served as Senior Vice President of Global Customer Operations at VMware, Inc., a software company, where he also served as Vice President, Global Compliance, Online Sales, and Renewals from April 2011 to August 2014. Mr. Cox served as Executive Vice President of Worldwide Field Operations at Pano Logic, Inc., a software company, from January 2009 to January 2011, and as Vice President of Sales Operations at EqualLogic, Inc., a data storage company, from March 2007 to January 2008.

John T. Keiser. Mr. Keiser has served as our Chief Information Officer since May 2016 and as our Senior Vice President, Technology Operations since October 2016. From January 2014 to March 2015, Mr. Keiser served as Executive Vice President Global Product Operations at The Gap, Inc., an apparel company, where he also served as Chief Information Officer from January 2010 to December 2013. Mr. Keiser was previously at LBrands Inc., a fashion retail company, from April 2004 to October 2009, where he held positions as Senior Vice President of the INSIGHT program and as Executive Vice President and Chief Information Officer. Mr. Keiser holds a B.S. in systems science from the University of West Florida.

Adrian McDermott. Mr. McDermott has served as our President of Products since October 2016. Mr. McDermott served as our Senior Vice President, Product Development from July 2010 until October 2016. Mr. McDermott holds a B.Sc. in computer science from De Montfort University.

John Geschke. Mr. Geschke has served as our Senior Vice President, Administration since October 2015 and as our General Counsel and Secretary since July 2012. From April 2010 to June 2012, Mr. Geschke served as General Counsel of Norwest Venture Partners, a venture capital firm. From March 1996 to April 1998 and from May 1999 to March 2010, Mr. Geschke practiced law at Cooley LLP, a law firm. Mr. Geschke holds an A.B. from Princeton University with a concentration in the Woodrow Wilson School of Public and International Affairs and a J.D. from Stanford University.

CORPORATE GOVERNANCE

Our Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, our Board selects and monitors our top management, provides oversight of our financial reporting processes, and determines and implements our corporate governance policies. A copy of our corporate governance guidelines can be found on our website at https://investor.zendesk.com.

Our Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), SEC rules, and the listing standards of the NYSE.

Besides verifying the independence of the members of our Board and committees (which is discussed in the section titled “Independence of our Board of Directors” below), at the direction of our Board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation, and nominating and corporate governance committees;

•	Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	Have a procedure in place for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	Have a code of business conduct and ethics that applies to our officers, directors, and employees.

In addition, we have adopted a set of corporate governance guidelines. The nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to our Board concerning corporate governance matters. Our corporate governance guidelines address such matters as:

•	Director independence—Independent directors must constitute at least a majority of our Board;

•	Monitoring board effectiveness—Our Board must conduct an annual self-evaluation of itself and its committees;

•	Board access to independent advisors—Our Board as a whole, and each of its committees separately, has authority to retain independent experts, advisors, or professionals as each deems necessary or appropriate; and

•	Board committees—All members of the audit, compensation, and nominating and corporate governance committees are independent in accordance with applicable NYSE criteria.

Meetings of the Board of Directors and Annual Meeting Attendance

Our Board held four meetings in fiscal year 2016. Each director attended at least 75% of all meetings of our Board and the committees on which they served that were held during fiscal year 2016. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of our Board, and all meetings of the committees on which they serve. Three of our directors then serving in such capacity attended our 2016 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our code of business conduct and ethics is available on our Internet website at https://investor.zendesk.com and may also be obtained without charge by contacting our Secretary at Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as required by the applicable rules and NYSE requirements. During fiscal year 2016, no waivers from any provision of our code of business conduct and ethics were granted to our executive officers and directors.

Independence of our Board of Directors

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that Mmes. Marooney, Nelson, and Wilson and Messrs. Bass, Fenton, and Stalder do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Related Party Transactions.”

Board’s Role in Risk Oversight

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. Our full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chair of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables our Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risks Related to Compensation Policies and Practices

As part of its oversight function, our Board, and the compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our Board has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Board Leadership Structure

Mikkel Svane, our founder and Chief Executive Officer, serves as Chair of our Board and presides over meetings of our Board, holds such other powers, and carries out such other duties as are customarily carried out by the Chair of a board. Mr. Svane brings valuable insight to our Board due to the perspective and experience he brings as our founder and Chief Executive Officer. Our Board has appointed Elizabeth Nelson to serve as our lead independent director. As lead independent director, Ms. Nelson presides over periodic meetings of our independent directors, serves as a liaison between our Chair of the Board and the independent directors, and performs such additional duties as our Board may otherwise determine and delegate.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of the audit, compensation, and nominating and corporate governance committee operates pursuant to a separate written charter adopted by our Board that is available to stockholders on our Internet website at https://investor.zendesk.com.

Audit Committee

Our audit committee consists of Mmes. Nelson and Wilson and Mr. Stalder, with Ms. Nelson serving as Chair. The composition of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the listing standards of the NYSE. Ms. Nelson and Mr. Stalder are each an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•	approves all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. In accordance with and pursuant to Section 10A(i)(3) of the Exchange Act, our Board has delegated to Ms. Nelson the authority to pre-approve any audit and permissible non-audit services to be performed by our independent registered public accounting firm, provided that all such decisions to pre-approve an activity are presented to the full audit committee at its first meeting following any such decision. Our audit committee held five meetings during fiscal year 2016.

Compensation Committee

Our compensation committee consists of Ms. Marooney and Messrs. Bass and Fenton, with Mr. Fenton serving as Chair. The composition of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of the compensation committee is also a “non-employee director,” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves, and determines the compensation of our executive officers and directors;

•	administers our stock and equity incentive plans;

•	reviews and approves, or makes recommendations to our Board regarding, incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. The charter of the compensation committee permits the compensation committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee. The compensation committee retains and does not delegate any of its responsibilities related to the review, approval, or determination of the compensation of our executive officers. Our compensation committee held four meetings during fiscal year 2016.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mmes. Marooney, Nelson, and Wilson, with Ms. Wilson serving as Chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, selects, and makes recommendations to our Board regarding, nominees for election to our Board and its committees;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	reviews and assesses the adequacy of our corporate governance guidelines and recommends any proposed changes to our Board; and

•	evaluates the performance of our Board and of individual directors.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the NYSE. Our nominating and corporate governance committee held four meetings during fiscal year 2016.

Identifying and Evaluating Director Nominees

Our Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to our Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the nominating and corporate governance committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for our Board’s approval as director nominees for election to our Board.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest, and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for election to our Board.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

Our Board provides to every stockholder the ability to communicate with our Board as a whole, the non-employee directors as a group, and with individual directors on our Board through an established process for stockholder communication. For a stockholder communication directed to our Board as a whole, stockholders and other interested parties may send such communication to our Secretary at secretary@zendesk.com or via U.S. Mail or Expedited Delivery Service to: Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, Attn: Board of Directors c/o Secretary.

For a stockholder communication directed to the non-employee directors as a group or an individual director in his or her capacity as a member of our Board, stockholders and other interested parties may send such communication to the attention of the non-employee directors or the individual director at secretary@zendesk.com or via U.S. Mail or Expedited Delivery Service to: Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, Attn: [Non-Employee Directors or Name of Individual Director] c/o Secretary.

The Secretary shall review all incoming communications and forward such communications to the appropriate member(s) of our Board. The Secretary will generally not forward communications that are unrelated to the duties and responsibilities of our Board, including communications that the Secretary determines to be primarily commercial in nature, product complaints, or inquires, and materials that are patently offensive or otherwise inappropriate.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2017, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP served as our independent registered public accounting firm during our fiscal year ended December 31, 2016.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, our Board is submitting the appointment of Ernst & Young LLP to our stockholders for ratification. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The audit committee has pre-approved all services performed since the pre-approval policy was adopted.

Audit Fees

The following table sets forth the fees billed or expected to be billed by Ernst & Young LLP for audit, audit-related, tax, and all other services rendered for 2016 and 2015 (in thousands):

Fee Category	2016 ($)	2015 ($)
Audit Fees	2,459	2,410
Audit-Related Fees	135	—
Tax Fees	5	209
All Other Fees	2	2
Total Fees	2,601	2,621

Audit Fees

Consist of aggregate fees for professional services provided in connection with the annual audits of our consolidated financial statements and internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, and fees related to accounting matters that were addressed during the annual and quarterly review. This category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements, and services in connection with our registration statement on Form S-1 related to our follow-on public offering in 2015, such as comfort letters, consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Consist of aggregate fees for professional services related to Statement on Standards for Attestation Engagements (SSAE) No. 16, and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees

Consist of aggregate fees for tax compliance and consultation services.

All Other Fees

Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and data.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

PROPOSAL THREE:

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, not less frequently than once every three years, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our stockholders.

Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our Named Executive Officers. Our Board and the compensation committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board, or the compensation committee. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables, is hereby APPROVED.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Compensation Discussion and Analysis describes our executive compensation program and the decisions in fiscal year 2016 regarding the compensation for:

•	Mikkel Svane, our Chief Executive Officer;

•	Elena Gomez, our Chief Financial Officer commencing as of May 5, 2016;

•	Bryan Cox, our Chief Revenue Officer;

•	John T. Keiser, our Chief Information Officer and Senior Vice President, Technology Operations;

•	Adrian McDermott, our President of Products; and

•	Alan Black, our Senior Vice President and Chief Financial Officer, through May 5, 2016.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “Named Executive Officers.”

To support and help drive our long-term performance, we hired three of the Named Executive Officers, Ms. Gomez, Mr. Cox, and Mr. Keiser, in fiscal year 2016. We believe the compensation program for our Named Executive Officers in 2016 was instrumental in helping us to achieve strong performance in 2016, including 49% year-over-year growth in revenue for the year ended December 31, 2016, by providing a combination of short-term and long-term incentives designed to lead to such performance.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why the compensation committee arrived at the specific compensation policies and decisions involving our Named Executive Officers during fiscal year 2016.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.

Executive Compensation Philosophy, Objectives, and Design

Our compensation philosophy is to provide an executive compensation program that rewards our management team for meeting our long-term business strategy, while rewarding the individual contributions of the team members.

Our executive compensation program is designed to achieve the following objectives:

•	attract, motivate, and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executives that are competitive, reward the achievement of our business objectives, and effectively align executive officers’ interests with those of our stockholders;

•	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company; and

•	promote teamwork while also recognizing the individual role each executive officer plays in our success.

Our executive compensation program design uses a mix of compensation elements including base salary, performance-based incentives, long-term equity incentives, and benefits, including the acceleration of the vesting of equity awards in connection with a change in control, to attract and maintain key personnel. In determining the amount of base salary, performance-based incentives, long-term equity incentives, and benefits awarded to each Named Executive Officer, the compensation committee does not apply any rigorous percentage of any one element in relation to the overall compensation package. Rather, the compensation committee looks at the overall compensation package and the relative amount of each element on an individual basis for each Named Executive Officer to determine whether such amounts and mix of components further the basic principles and objectives of our overall compensation program.

A significant portion of the compensation opportunity for our Named Executive Officers is weighted towards equity, as opposed to fixed-value compensation. Our compensation committee believes that making equity awards a key component of executive compensation focuses our leadership team on the achievement of our long-term strategic and financial goals, thereby aligning their interests with those of our stockholders.

We evaluate our compensation philosophy and compensation programs as circumstances require, and at a minimum, we review our executive compensation annually. As part of this review process, we apply our values and the objectives outlined above, while also considering whether our proposed compensation ensures that we remain competitive for talent, that we meet our retention objectives, and that our cost of replacement for a key employee is reasonable.

Compensation Setting Process

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The compensation of our Named Executive Officers is determined by our compensation committee. Our Chief Executive Officer typically provides annual recommendations to the compensation committee and discusses with the compensation committee the compensation and performance of our executive officers, other than himself. Because our Chief Executive Officer is involved in the day-to-day operation of our business, he is able to base his recommendations in part upon his review of the performance of our executive officers. Our compensation committee may exercise its discretion in modifying any recommended compensation adjustments or awards to executives. Our compensation committee reviews the performance of our Chief Executive Officer and meets in executive session without him to determine his compensation. In addition, compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members and our Chief Executive Officer, but also our Senior Vice President, Administration and General Counsel, and senior members of our legal and people operations teams who may provide information, data, analysis, and updates to our compensation committee.

Role of Compensation Consultant and Use of Market Data

The compensation committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. For fiscal year 2016, the compensation committee retained the services of Compensia, Inc., a national compensation consulting firm (“Compensia”), to review and advise on the principal aspects of the Company’s executive compensation program. These services included providing recommendations regarding the determination of peer group companies, analyzing publicly available compensation data of peer group companies, compensation survey data, and other publicly available data, and reviewing and advising on the target compensation opportunities for our executive officers, including base salaries, performance-based compensation, and long-term incentives. In electing to engage Compensia, the compensation committee took into consideration all factors relevant to Compensia’s independence from the Company’s management and concluded that no conflict of interest existed that would prevent Compensia from independently advising the compensation committee.

With the assistance of Compensia, the compensation committee consulted market data to better inform its determination of the key elements of our compensation program in order to develop a compensation program that the compensation committee believes will enable us to compete effectively for new employees and retain existing employees. In general, this market data consists of compensation information from both broad-based third-party compensation surveys and peer groups. The compensation data for fiscal year 2016 consisted of compensation paid by companies in our peer group to executives in positions comparable to those held by our executive officers based on roles and responsibilities.

For the determination of compensation of our Named Executive Officers for fiscal year 2016, our compensation committee considered the following companies as our peer group:

Barracuda Networks, Inc.	Ellie Mae, Inc.	New Relic, Inc.	RingCentral, Inc.
Box, Inc.	Hubspot, Inc.	Paycom Software, Inc.	Veeva Systems, Inc.
Cornerstone OnDemand, Inc.	Imperva, Inc.	Paylocity Holding Corporation
Cvent, Inc.	LogMeIn, Inc.	Proofpoint, Inc.
Demandware, Inc.	Marketo, Inc.	Qualys, Inc.

Because publicly filed compensation data is generally limited to those of a company’s Chief Executive Officer, Chief Financial Officer, and three most highly paid executive officers (other than the Chief Executive Officer and the Chief Financial Officer), the compensation committee also utilized data from Compensia based on the Radford Global Technology Survey (which is based on information for companies with revenues of $130 million to $525 million) in determining the compensation for Mr. McDermott. Because the remaining Named Executive Officers—Ms. Gomez, Mr. Cox, and Mr. Keiser—were hired during fiscal year 2016, their compensation was largely determined by arm’s-length negotiations.

The compensation committee selected the companies in our peer group and utilized the Radford Global Technology Survey because it believes that these companies compete with us for executive talent and were similar to us in revenue growth rate, market capitalization, industry, and size. The compensation committee also determined that the companies in the peer group generally have executive officer positions that are comparable to ours in terms of breadth, complexity, and scope of responsibilities.

While we compete for executive talent to some degree with companies that have revenues significantly in excess of those represented in the surveys and peer groups, we believe that the companies represented in the surveys and peer group similarly compete for talent with such larger companies and hence are an appropriate comparison for our employment market. Our compensation committee uses market data as one information point when making compensation decisions, understanding that such data cannot be applied formulaically. The compensation committee used this market data to ensure that no individual element of the total compensation was below a level that, in the determination of the compensation committee, would prevent the Company from effectively competing for talent. In addition to market compensation studies, our compensation committee has historically taken into account other data, including input from the members of the compensation committee based on, among other things, their experience in compensation matters.

The compensation committee reviews the peer group annually and removes companies that it no longer believes are comparable and adds new companies that may now be comparable and have disclosed public information for which the compensation committee can compare. In fiscal year 2016, the compensation committee, based on recommendations of Compensia, determined to use the following peer group in its review and determination of the compensation for executive officers for fiscal year 2017:

Aspen Technology, Inc.	Guidewire Software, Inc.	New Relic, Inc.	RingCentral, Inc.
Barracuda Networks, Inc.	Hubspot, Inc.	Paycom Software, Inc.	Twilio, Inc.
Box, Inc.	Imperva, Inc.	Paylocity Holding Corporation	Veeva Systems, Inc.
Cornerstone OnDemand, Inc.	LogMeIn, Inc.	Proofpoint, Inc.
Ellie Mae, Inc.	Medidata Solutions, Inc.	Qualys, Inc.

In reviewing the peer group for appropriateness for fiscal year 2017, as compared to fiscal year 2016, Cvent, Inc., Demandware, Inc., and Marketo, Inc. were removed from the list of comparable companies because of acquisitions. Twilio, Inc. was added to the list of peer companies for fiscal year 2017 because the compensation committee determined that sufficient public information regarding the compensation for its executive officers was available and that its financial, industry, and talent profiles were similar to ours. Aspen Technology, Inc., Guidewire Software, Inc., and Medidata Solutions, Inc. were also added to the list of peer companies because they have a similar number of employees, currently operate in a similar industry, and have a revenue profile similar to ours.

Advisory Votes on Compensation

We submitted two non-binding proposals to our stockholders at the 2016 Annual Meeting of Stockholders. These proposals consisted of a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of the Named Executive Officers and a non-binding advisory vote to approve the compensation of the Named Executive Officers as disclosed in the proxy statement for the 2016 Annual Meeting of Stockholders.

Approximately 95% of the votes cast were cast in favor of holding a non-binding advisory vote to approve the compensation of the Named Executive Officers annually. In accordance with the results of this vote, we will hold non-binding advisory votes to approve the compensation of the Named Executive Officers annually, including at the Annual Meeting.

Approximately 99% of the votes cast were cast in favor of the non-binding advisory vote to approve the compensation of the Named Executive Officers at the 2016 Annual Meeting of Stockholders. The compensation committee believes this indicates that our stockholders strongly support the philosophy, strategy, and objectives of our executive compensation programs. After considering this result and following our annual review of our executive compensation philosophy, the compensation committee decided to retain our overall approach to executive compensation. The compensation committee intends to continue to monitor stockholder concerns, including the results of the annual non-binding advisory votes to approve the compensation of the Named Executive Officers, in making future decisions affecting the compensation of the Named Executive Officers.

Executive Compensation Program Elements

The following describes each element of our executive compensation program, the rationale for each, and how compensation amounts and awards are determined.

Base Salaries

We provide a base salary as a fixed source of compensation for each of our Named Executive Officers, allowing them a degree of certainty relative to the significant portion of their compensation that is based on equity awards with values that are generally contingent on stock price appreciation. Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent.

Generally, the initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience, comparable market data, and prior salary level. Specifically, during fiscal year 2016, we hired three executive officers—Ms. Gomez, Mr. Cox, and Mr. Keiser. Each was identified by an executive search firm, and their initial base salaries were determined through the arm’s-length negotiation described above.

Our compensation committee generally reviews, and adjusts as necessary, base salaries for each of our Named Executive Officers annually. Our compensation committee does not apply specific formulas in setting base salary levels or determining adjustments from year to year; however, in completing its annual review and adjustment, our compensation committee targets paying each of our Named Executive Officers base salaries that are at least greater than the first quartile of our peer group, if such information is available, or at least greater than the first quartile of salaries found in the survey data that it utilizes for similar positions. Since Mr. Black had previously announced his intention to depart the Company during 2016, the compensation committee elected not to make an adjustment to Mr. Black’s base salary at the February 2016 meeting, and Mr. Black’s base salary was the only one of our Named Executive Officers to fall below the first quartile in 2016.

Additionally, in setting base salary levels, our compensation committee may consider a range of factors, including:

•	the individual’s anticipated responsibilities and experience, and cash compensation for similarly situated executives at our peer group companies;

•	our compensation committee members’ experience and knowledge in compensating similarly situated individuals at other companies;

•	the value of the Named Executive Officer’s existing equity awards and our cash needs; and

•	a general sense of internal pay equity among our Named Executive Officers.

In February 2016, our compensation committee reviewed the base salaries of our Named Executive Officers who were employees at the time. In making a determination as to whether increases to the base salaries for each of our Named Executive Officers were necessary, the compensation committee took into account the competitive market for management within our industry and geographic area and the expanded obligations of our Named Executive Officers since our initial public offering. The base salaries of our Named Executive Officers prior to and following the increase approved by the compensation committee in February 2016 were as follows:

Named Executive Officer	Base Salary Prior to February 2016 ($)	Base Salary Following February 2016 ($)(1)
Mikkel Svane	350,000	365,000
Elena Gomez	—	350,000
Bryan Cox	—	350,000
John T. Keiser	—	350,000
Adrian McDermott	330,000	330,000
Alan Black	300,000	300,000

(1)	Ms. Gomez’s, Mr. Cox’s, and Mr. Keiser’s employment with the Company commenced in May 2016, and the amounts set forth above reflect their starting base salaries. Because their base salaries were prorated to their start date, the salary paid to each, as reflected in our Summary Compensation Table, may differ from the amounts set forth above.

Sign-on Bonus for Mr. Cox

Mr. Cox received a one-time sign-on bonus in connection with his hiring as our Chief Revenue Officer, equal to $250,000. We provide sign-on bonuses when necessary and appropriate to advance the Company’s and stockholders’ interests, including to attract top executive-level talent from other companies. Sign-on bonuses are an effective means of offsetting the compensation opportunities an executive forfeits when he or she leaves a former employer to join the Company. Mr. Cox’s sign-on bonus was paid upon commencement of his employment with the Company, and is earned in two installments upon completion of six months and twelve months of employment, respectively. Mr. Cox’s second installment will be deemed earned as of May 3, 2017.

Performance-Based Incentives

We adopted the Amended and Restated Executive Incentive Bonus Plan (the “Bonus Plan”) to provide for performance-based incentive payments upon the attainment of target objectives related to Company financial and operational measures, Company objectives, individual performance objectives, or a combination thereof, in each case as set by the compensation committee. For each Named Executive Officer, other than Mr. Cox, performance-based incentives were targeted between 35% and 40% of the Named Executive Officer’s base salary. Because much of Mr. Cox’s responsibilities are focused on leading our go-to-market efforts, his initial performance-based incentive was targeted at approximately 86% of his base salary and is heavily focused on the success of our go-to-market efforts. The target annual bonus award for the Named Executive Officers as compared to their base salaries was as follows:

Named Executive Officer	2016 Base Salary ($)(1)	2016 Target Performance-Based Incentive Under the Bonus Plan ($)	2016 Percent Target Annual Performance-based Incentive of Base Salary
Mikkel Svane	365,000	128,000	35%
Elena Gomez	350,000	140,000	40%
Bryan Cox	350,000	300,000	86%
John T. Keiser	350,000	140,000	40%
Adrian McDermott	330,000	115,500	35%
Alan Black	300,000	105,000	35%

(1)	Ms. Gomez’s, Mr. Cox’s, and Mr. Keiser’s employment with the Company commenced in May 2016, and the amounts set forth above reflect their starting base salaries as of May 2016.

Each executive officer who participates in the Bonus Plan has a target performance-based incentive set for each performance period, as well as one or more target objectives under the Bonus Plan for the performance period. The attainment level of the target objectives is measured at the end of each performance period after our financial results for the performance period have been released (or such other appropriate time as the compensation committee determines), with the payout based on such attainment level as approved by the compensation committee. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion and to adjust incentive payments (by increasing or decreasing the amount payable), in each case based on an executive officer’s attainment of individual performance objectives or other conditions, as determined by the compensation committee. The compensation committee did not use peer group data to set specific performance-based incentive levels for 2016 performance periods, but used its general knowledge of our industry to ensure that performance-based incentive levels were appropriate and competitive.

The compensation committee believes that the payment of performance-based incentives under the Bonus Plan allows the Company to create short-term incentives for the management team that, given the alignment of the target objectives with the Company’s internal operating plan, will drive long term value creation for our stockholders by motivating each member of the management team to focus his or her efforts on successfully executing such operating plan.

The compensation committee established two six-month performance periods for fiscal year 2016, with the first period (“1H 2016”) commencing on January 1, 2016 and ending on June 30, 2016, and the second period (“2H 2016”) commencing on July 1, 2016 and ending on December 31, 2016.

Performance-Based Incentives for 1H 2016

For 1H 2016, the compensation committee established a target objective under the Bonus Plan for each of Mr. Svane, Mr. McDermott, and Mr. Black that was comprised of two components, a component that encouraged efficient revenue growth, the Corporate Performance Objective, and a component based on the Company’s achievement of operational objectives contained in the Company’s internal operating plan, the Operational Objective.

For 1H 2016, 75% of the performance-based incentive target for each of Mr. Svane, Mr. McDermott, and Mr. Black was based on achievement of the Corporate Performance Objective and 25% of the performance-based incentive target for such Named Executive Officers was based on achievement of the Operational Objective. The amount of the performance-based incentive target for 1H 2016 for each of Mr. Svane, McDermott, and Mr. Black subject to the Corporate Performance Objective and the Operational Objective is set forth below:

Named Executive Officer	1H 2016 Target Performance- Based Incentive ($)	Percent of the 1H 2016 Target Performance- Based Incentive Subject to the Corporate Performance Objective	1H 2016 Target Performance- Based Incentive Subject to the Corporate Performance Objective ($)	Percent of the 1H 2016 Target Performance- Based Incentive Subject to the Operational Objective	1H 2016 Target Performance- Based Incentive Subject to the Operational Objective ($)
Mikkel Svane	64,000	75%	48,000	25%	16,000
Adrian McDermott	57,750	75%	43,313	25%	14,438
Alan Black	52,500	75%	39,375	25%	13,125

Ms. Gomez, Mr. Cox, and Mr. Keiser joined the Company in May 2016. Given the shortened tenure of Ms. Gomez, Mr. Cox, and Mr. Keiser during 1H 2016 and the limited time that each of Ms. Gomez, Mr. Cox, and Mr. Keiser had to contribute to the achievement of the Company’s goals for 1H 2016, the compensation committee elected to pay each of Ms. Gomez, Mr. Cox, and Mr. Keiser the full performance-based incentive target for 1H 2016, prorated to their dates of hire.

Corporate Performance Objective

In considering target objectives for the management team for 2016, the compensation committee determined that establishing an objective for the management team that encouraged efficient revenue growth aligned the management team’s incentives with the interests of the Company’s stockholders. Therefore, the compensation committee designed the Corporate Performance Objective to encourage efficient revenue growth and align the management team’s incentives with stockholder interests. The Corporate Performance Objective is comprised of the weighted average attainment against goals related to net additional recurring revenue added during the performance period and the non-GAAP operating margin for the performance period, in each case, as compared to the Company’s internal operating plan.

One component of the Corporate Performance Objective, the Net Recurring Revenue Goal, was the percentage of achievement of the net recurring revenue added to customer accounts on our products during the period as compared to the internal operating plan. Net recurring revenue added during a period is determined by assessing the recurring revenue for all customer accounts on our products at the end of the period as compared to the recurring revenue for all customer accounts on our products at the beginning of the period. Recurring revenue for a customer account is a legal and contractual determination made by assessing the contractual terms of a customer account, as of the date of determination, as to the revenue the Company expects to generate in the next measurement period for such customer account, assuming no changes to the subscription and without taking into account any one-time discounts or any usage above the subscription base, if any, that may be applicable to such subscription. The Net Recurring Revenue Goal comprised 75% of the Corporate Performance Objective.

The compensation committee chose the Net Recurring Revenue Goal as a component of the Corporate Performance Objective because the compensation committee believes that increasing net recurring revenue has a direct impact on achieving revenue growth, a primary objective for the Company and its stockholders.

Furthermore, the compensation committee believes that each of our Named Executive Officers for which the Corporate Performance Objective was a component of the target objectives under the Bonus Plan, was in a position to focus on the net addition of recurring revenue, and the compensation committee desired to incentivize this focus.

The other component of the Corporate Performance Objective, the Operating Margin Goal, was the percentage of achievement of non-GAAP operating margin for the period as compared to the internal operating plan. Non-GAAP operating margin is the ratio of the non-GAAP operating loss for a period (which excludes share-based compensation, employer tax related to employee stock transactions, amortization of share-based compensation capitalized in internal-use software, amortization of purchased intangibles, and costs related to acquisitions from the GAAP operating loss for the period) to our revenue for the period. The Operating Margin Goal comprised 25% of the Corporate Performance Objective.

The compensation committee chose the Operating Margin Goal as a component of the Corporate Performance Objective because the compensation committee believes that revenue growth must be achieved efficiently and with a long-term focus on achieving profitability. Further, the compensation committee believes that each of the applicable Named Executive Officers for which the Corporate Performance Objective was a component of the target objectives under the Bonus Plan, was in a position to focus on scaling our operations efficiently and desired to incentivize this focus.

Overachievement of either of the Net Recurring Revenue Goal or the Operating Margin Goal had the potential to offset underachievement of the other component when determining the aggregate achievement of the Corporate Performance Objective for each of the Named Executive Officers for a performance period. The determination of the level of achievement for the Corporate Performance Objective is rounded to the nearest whole number and subject to a minimum achievement threshold of 80% (at which no portion of the performance-based incentive for the period was earned). Payments for the performance-based incentive for the period that was subject to the Corporate Performance Objective were determined as follows:

Corporate Performance Objective Achievement During Performance Period	Percent of 1H 2016 Target Performance-Based Incentive Subject to the Corporate Performance Objective Amount Earned
Less than or equal to 80%	0%
Greater than 80% but less than or equal to 100%	5% for each 1% of achievement
Greater than 100%	100% + 10% for every 1% of achievement over 100%, subject to a maximum of 150% of the Target 1H 2016 Performance-Based Incentive Subject to the Corporate Performance Objective

Operational Objective

The compensation committee designed the Operational Objective to incentivize the management team to focus on operational milestones from the Company’s internal operating plan for the performance period, including ambitious product development goals, go-to-market operational goals, brand awareness milestones, and customer advocacy goals that were important to the long-term success of the Company and thus contribute to long-term growth in stockholder value. The level of achievement of the Operational Objective was based on the number of these operational objectives achieved during the performance period as compared to the total number of such operational objectives set forth in the Company’s internal operating plan.

The compensation committee chose the Operational Objective as a component of the performance-based incentive target for 1H 2016 for each of Mr. Svane, Mr. McDermott, and Mr. Black, because the compensation committee believed that achievement of these operational objectives was critical to positioning the Company for success throughout the remainder of the year. Further, the compensation committee believed that each of Mr. Svane, Mr. McDermott, and Mr. Black was in a position to focus on achieving these goals for 1H 2016 and desired to incentivize this focus.

Payments for the performance-based incentive that was subject to the Operational Objective was determined as set forth below:

Operational Objective Achievement During Performance Period	Percent of 1H 2016 Target Performance-Based Incentive Subject to the Operational Objective Earned
Less than or equal to 50%	0%
Greater than 50% but less than or equal to 67%	50%
Greater than 67% but less than or equal to 80%	100%
Greater than 80% but less than or equal to 90%	125%
Greater than 90%	150%

Form of Payment for Bonus Awards for 1H 2016

For 1H 2016, the compensation committee elected to pay two-thirds of the amounts payable to Mr. Svane, Mr. McDermott, and Mr. Black pursuant to the Corporate Performance Objective in restricted stock units that were fully vested upon grant and one-third of the amounts payable to Mr. Svane, Mr. McDermott, and Mr. Black pursuant to the Corporate Performance Objective in cash. The number of restricted stock units to be granted to the applicable Named Executive Officer in satisfaction of any amount payable in restricted stock units was equal to the quotient of the amount earned and payable to such Named Executive Officer in restricted stock units for the period and the 30-trading day trailing average closing price of our common stock on the NYSE prior to the grant date. The compensation committee chose to pay part of the amount to the applicable Named Executive Officers under the Bonus Plan in restricted stock units because the compensation committee believed that it provided a balance between aligning the interests of the Named Executive Officers with those of our stockholders and an appropriate short-term incentive to our Named Executive Officers. The compensation committee elected to pay the remaining one-third of the amounts payable to Mr. Svane, Mr. McDermott, and Mr. Black pursuant to the Corporate Performance Objective and all of the amounts payable to Mr. Svane, Mr. McDermott, and Mr. Black pursuant to the Operational Objective in cash.

In determining the form of payment for Ms. Gomez and Mr. Keiser for 1H 2016, the compensation committee determined that the form of payment would be made in the same manner detailed in the immediately preceding paragraph as if Ms. Gomez and Mr. Keiser were subject to the Corporate Performance Objective and the Operational Objective and such objectives were fully achieved. In determining the form of payment for Mr. Cox for 1H 2016, the compensation committee elected to pay the entire amount in cash in order to fully align his incentives with other members of our go-to-market team.

1H 2016 Attainment of Performance-Based Incentives

Information regarding the attainment of the target objective and payment of compensation to each of our Named Executive Officers under the Bonus Plan for 1H 2016 is as follows:

Payments for 1H 2016 Pursuant to the Corporate Performance Objective:

Named Executive Officer(1)	1H 2016 Target Performance- Based Incentive Subject to the Corporate Performance Objective ($)	Percent of 1H 2016 Net Recurring Revenue Goal Attainment	Percent of 1H 2016 Operating Margin Goal Attainment	Percent of 1H 2016 Corporate Performance Objective Attainment	1H 2016 Aggregate Minimum Achievement Threshold Achievement	1H 2016 Corporate Performance Objective Payout Level	Value of 1H 2016 Corporate Performance Objective Payout ($)	Value of 1H 2016 Corporate Performance Objective Payout Paid in Cash ($)	Value of 1H 2016 Corporate Performance Objective Payout Paid in Restricted Stock Units ($)	1H 2016 Number of Restricted Stock Units Granted (#)
Mikkel Svane	48,000	81.8%	119.9%	91%	80%	55%	26,400	8,800	17,600	631
Elena Gomez(2)	17,208	—	—	—	—	100%	17,208	5,736	11,472	411
John T. Keiser(2)	17,208	—	—	—	—	100%	17,208	5,736	11,472	411
Adrian McDermott	43,313	81.8%	119.9%	91%	80%	55%	23,822	7,941	15,881	569
Alan Black	39,375	81.8%	119.9%	91%	80%	55%	21,656	7,218	14,438	517

(1)	Mr. Cox does not appear in this chart because the Corporate Performance Objective was not a component of Mr. Cox’s target objective under the Bonus Plan for 1H 2016.
(2)	Ms. Gomez and Mr. Keiser joined the Company in May 2016. For 1H 2016, the performance-based incentive targets were pro-rated based on their date of hire and the compensation committee elected to pay each of Ms. Gomez and Mr. Keiser the full pro-rated target bonus for 1H 2016.

Payments for 1H 2016 Pursuant to the Operational Objective:

Named Executive Officer(1)	1H 2016 Target Performance- Based Incentive Subject to the Operational Objective ($)	Percent of 1H 2016 Operational Objective Attainment	1H 2016 Aggregate Minimum Achievement Threshold Achievement	1H 2016 Operational Objective Payout Level	Value of 1H 2016 Operational Objective Payout ($)
Mikkel Svane	16,000	69%	50%	100%	16,000
Elena Gomez(2)	5,736	—	—	100%	5,736
John T. Keiser(2)	5,736	—	—	100%	5,736
Adrian McDermott	14,438	69%	50%	100%	14,438
Alan Black	13,125	69%	50%	100%	13,125

(1)	Mr. Cox does not appear in this chart because the Operational Objective was not a component of Mr. Cox’s target objective under the Bonus Plan for 1H 2016.
(2)	Ms. Gomez and Mr. Keiser joined the Company in May 2016. For 1H 2016, the performance-based incentive targets were pro-rated based on their date of hire and the compensation committee elected to pay each of Ms. Gomez and Mr. Keiser the full pro-rated performance-based incentive target for 1H 2016.

Total Performance-Based Incentive Payments for 1H 2016 (for all Named Executive Officers other than Mr. Cox):

Named Executive Officer	1H 2016 Target Performance- Based Incentive ($)	Value of 1H 2016 Corporate Performance Objective Payout ($)	Value of 1H 2016 Operational Objective Payout ($)	Total Value of 1H 2016 Performance- Based Incentive Payout ($)	Total Percent of 1H 2016 Target Performance- Based Incentive Paid
Mikkel Svane	64,000	26,400	16,000	42,400	66%
Elena Gomez(1)	22,944	17,208	5,736	22,944	100%
John T. Keiser(1)	22,944	17,208	5,736	22,944	100%
Adrian McDermott	57,750	23,822	14,438	38,260	66%
Alan Black	52,500	21,656	13,125	34,781	66%

(1)	Ms. Gomez and Mr. Keiser joined the Company in May 2016. For 1H 2016, the performance-based incentive targets were pro-rated based on their date of hire and the compensation committee elected to pay each of Ms. Gomez and Mr. Keiser the full pro-rated performance-based incentive target for 1H 2016.

Total Performance-Based Incentive Payments to Mr. Cox for 1H 2016:

Named Executive Officer	1H 2016 Target Performance- Based Incentive ($)	Total Value of 1H Performance- Based Incentive Payout ($)	Percent of 1H 2016 Target Performance- Based Incentive Paid
Bryan Cox(1)	49,167	49,167	100%

(1)	Mr. Cox joined the Company in May 2016. For 1H 2016, the performance-based incentive target was pro-rated based on his date of hire and the compensation committee elected to pay Mr. Cox the full pro-rated target bonus for 1H 2016.

With the exceptions of the payment of the full pro-rated performance-based incentive targets for Ms. Gomez, Mr. Keiser, and Mr. Cox, the compensation committee did not adjust the bonus payments payable to any of our Named Executive Officers under the Bonus Plan for 1H 2016 based on individual performance objectives or any other conditions.

Performance-Based Incentives for 2H 2016

For 2H 2016, the performance-based incentive target under the Bonus Plan for all of our Named Executive Officers, other than Mr. Cox, was comprised entirely of the Corporate Performance Objective. The level of achievement under the Corporate Performance Objective was determined for the Named Executive Officers, other than Mr. Cox, in the same manner as they were determined for 1H 2016. Payments for the performance-based incentive for 2H 2016 that was subject to the Corporate Performance Objective were determined as follows:

Corporate Performance Objective Achievement During Performance Period	Percent of 2H 2016 Target Performance-Based Incentive Subject to the Corporate Performance Objective Amount Earned
Less than or equal to 80%	0%
Greater than 80%	5% for each 1% of achievement, subject to a maximum of 150% of the Target 2H 2016 Performance-Based Incentive Subject to the Corporate Performance Objective

Given the expectation that the acclimation period for Ms. Gomez and Mr. Keiser would continue into 2H 2016 and limit the time that each had to contribute to the achievement of the Company’s goals for 2H 2016, the compensation committee elected to guarantee each of Ms. Gomez and Mr. Keiser a minimum of 75% of the performance-based incentive target for 2H 2016. The Operational Objective was eliminated as a component of the target objectives of such Named Executive Officers for 2H 2016 in order to increase the focus on efficient growth during that performance period.

Named Executive Officer(1)	2H 2016 Target Performance- Based Incentive ($)	Percent of 2H 2016 Target Performance- Based Incentive Subject to the Corporate Performance Objective	2H Target Performance- Based Incentive Subject to Corporate Performance Objective ($)	Minimum Payout of Target (%)	Minimum Payout of Target ($)
Mikkel Svane	64,000	100%	64,000	—	—
Elena Gomez	70,000	100%	70,000	75%	52,500
John T. Keiser	70,000	100%	70,000	75%	52,500
Adrian McDermott	57,750	100%	57,750	—	—
Alan Black(2)	—	—	—	—	—

(1)	Mr. Cox does not appear in this chart because the Corporate Performance Objective was not a component of Mr. Cox’s target objective under the Bonus Plan for 2H 2016.
(2)	Since Mr. Black’s employment with the Company ended prior to the payment of performance-based incentives for 2H 2016, he did not receive any payment for 2H 2016 under the Bonus Plan.

For 2H 2016 the compensation committee established a target objective for Mr. Cox (the “Cox Objective”) under the Bonus Plan that had two weighted components. The first component was the Net Recurring Revenue Goal, which comprised 20% of the Cox Objective.

The second component of the Cox Objective, the Gross Recurring Revenue Goal, was based on the gross additional recurring revenue added during the performance period, as compared to the Company’s internal operating plan. The Gross Recurring Revenue Goal was the percentage of achievement of the gross recurring revenue added to customer accounts on our products during the period as compared to the internal operating plan. Gross recurring revenue added during a period is determined by assessing the recurring revenue for all new customer accounts added during such period, as of the date of addition, with an adjustment for any contraction or churn on such accounts during the calendar month of the addition, and expansions within existing customer accounts on our products during such period, as of the date of expansion, with an adjustment for any contraction or churn on such accounts during the calendar month of the expansion. The Gross Recurring Revenue Goal comprised 80% of Mr. Cox’s overall target objective under the Bonus Plan.

The compensation committee chose the Gross Recurring Revenue Goal as a component of Mr. Cox’s target objective because the compensation committee wanted to provide an incentive that encouraged Mr. Cox to focus on achieving new business and expanding the reach of our go-to-market approach.

Overachievement of either of the Net Recurring Revenue Goal or the Gross Recurring Revenue Goal had the potential to offset underachievement of the other component when determining the aggregate achievement of the Cox Objective for Mr. Cox for a performance period. Payment of the performance-based incentive for Mr. Cox for 2H 2016 was determined as follows:

Cox Objective Achievement During Performance Period	Percent of 2H 2016 Target Performance-Based Incentive Subject to the Cox Objective Earned
Less than or equal to 95%	Equivalent % as Cox Objective Achievement
Greater than 95% but less than or equal to 105%	95% + an additional 6% of the target bonus amount for each 1% of achievement above 95%
Greater than 105%	155% + an additional 10% for every 1% of achievement over 105%, subject to a maximum of 250% of the Cox Objective Performance Target Amount

Form of Payment for Bonus Awards for 2H 2016

The compensation committee chose to pay the amounts to the Named Executive Officers under the Bonus Plan in cash because the compensation committee believed that it provided a more predictable reward for the short-term incentive goals that the compensation committee wished to incentivize.

2H 2016 Attainment of Performance-Based Incentives

The level of attainment of the target objective and payment of compensation to each of our Named Executive Officers for 2H 2016 was made in February 2017. Information regarding the attainment and payment of compensation to our Named Executive Officers under the Bonus Plan for 2H 2016 is as follows:

Total Performance-Based Incentive Payments for 2H 2016 (for Named Executive  Officers other than Mr. Cox):

Named Executive Officer	2H 2016 Target Performance -Based Incentive Subject to the Corporate Performance Objective	Percent of 2H 2016 Net Recurring Revenue Goal Attainment	Percent of 2H 2016 Operating Margin Goal Attainment	Percent of 2H 2016 Corporate Performance Objective Attainment Percent	2H 2016 Aggregate Minimum Achievement Threshold Achievement	2H 2016 Corporate Performance Objective Payout Level	Value of 2H 2016 Corporate Performance Objective Payout ($)
Mikkel Svane	64,000	88.2%	121.2%	96%	80%	80%	51,200
Elena Gomez	70,000	88.2%	121.2%	96%	80%	80%	56,000
John T. Keiser	70,000	88.2%	121.2%	96%	80%	80%	56,000
Adrian McDermott	57,750	88.2%	121.2%	96%	80%	80%	46,200
Alan Black(1)	—	—	—	—	—	—	—

(1)	Since Mr. Black’s employment with the Company ended prior to the payment of performance-based incentives for 2H 2016, he did not receive any payment for 2H 2016 under the Bonus Plan.

Total Performance-Based Incentive Payments to Mr. Cox for 2H 2016:

Named Executive Officer	2H 2016 Target Performance- Based Incentive Subject to the Cox Objective	Percent of 2H 2016 Net Recurring Revenue Goal Attainment	Percent of 2H 2016 Gross Recurring Revenue Goal Attainment	Percent of 2H 2016 Cox Objective Attainment	2H 2016 Cox Objective Payout Level	Value of 2H 2016 Cox Objective Payout ($)
Bryan Cox	150,000	88.2%	92.7%	92%	92%	138,000

The compensation committee did not adjust the bonus payments payable to any of our Named Executive Officers under the Bonus Plan for 2H 2016 based on individual performance objectives or any other conditions.

Total Performance-Based Incentives for 2016

The total performance-based incentive payments for 2016 are as follows:

Named Executive Officer	2016 Target Performance -Based Incentive ($)		Total Value of 1H 2016 Performance- Based Incentive Payout ($)		Total Value of 2H 2016 Performance- Based Incentive Payout ($)		Total Value of 2016 Performance- Based Incentive Payout ($)	Percent of 2016 Target Performance- Based Incentive Paid
Mikkel Svane	128,000		42,400		51,200		93,600	73%
Elena Gomez	92,944	(1)	22,944	(1)	56,000		78,944	85%
Bryan Cox	199,167	(2)	49,167	(2)	138,000		187,167	94%
John T. Keiser	92,944	(3)	22,944	(3)	56,000		78,944	85%
Adrian McDermott	115,500		38,260		46,200		84,460	73%
Alan Black	52,500	(4)	34,781		—	(4)	34,781	66%

(1)	Ms. Gomez joined the Company in May 2016. For 1H 2016, the performance-based incentive target was pro-rated based on her date of hire and the compensation committee elected to pay Ms. Gomez the full pro-rated target bonus for 1H 2016.
(2)	Mr. Cox joined the Company in May 2016. For 1H 2016, the performance-based incentive target was pro-rated based on his date of hire and the compensation committee elected to pay Mr. Cox the full pro-rated target bonus for 1H 2016.
(3)	Mr. Keiser joined the Company in May 2016. For 1H 2016, the performance-based incentive target was pro-rated based on his date of hire and the compensation committee elected to pay Mr. Keiser the full pro-rated target bonus for 1H 2016.
(4)	Since Mr. Black’s employment with the Company ended prior to the payment of performance-based incentives for 2H 2016, the performance-based incentive target in the table only reflects the target for 1H 2016. Mr. Black did not receive any payment for 2H 2016 under the Bonus Plan.

Long-Term Equity Incentives

We believe that providing long-term incentives in the form of equity awards encourages our Named Executive Officers to take a long-term outlook and provides our Named Executive Officers with an incentive to manage our Company from the perspective of an owner with an equity stake in the business. By providing opportunities for our Named Executive Officers to benefit from future successes in our business through the appreciation of the value of their equity awards, the compensation committee believes that equity awards align our Named Executive Officers’ interests and contributions with the long-term interests of our stockholders. In addition, the compensation committee believes that offering meaningful equity ownership in our Company assists us in retaining our Named Executive Officers and other key employees.

Generally, our executive officers are granted equity awards at the time of hire, the size and form of which are determined through arm’s-length negotiation with the individual executive officer, taking into account his or her qualifications, experience, comparable market data, prior compensation level, and expected roles and responsibilities. The equity awards granted to our executive officers upon hire generally vest as to 25% of the award during the month of the first anniversary of the date of hire, with the remaining portion of the award vesting in equal monthly installments over the subsequent 36 months. With respect to the three executive officers—Ms. Gomez, Mr. Cox, and Mr. Keiser—that we hired during fiscal year 2016, their initial equity awards were determined through the arm’s-length negotiation described above and vested according to the schedule stated above. Such awards were granted outside of our 2014 Plan and are intended to qualify as “employment inducement awards” within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual.

In addition to equity awards paid in connection with the Bonus Plan, the equity compensation for our Named Executive Officers for fiscal year 2016 consisted of annual equity awards, in the form of stock options and restricted stock units. The compensation committee believes that, since the Company’s annual equity awards require an equity award holder’s continued provision of services to the Company through each applicable vesting date, the annual equity awards serve as effective retention tools. For fiscal year 2016, the compensation committee targeted providing 60% of the intended aggregate fair value of all equity awards for each Named Executive Officer in the form of stock options and the remaining 40% as restricted stock units. Since the entire value of each stock option depends on future stock price appreciation, the compensation committee decided to heavily weight the annual equity awards towards stock options. The compensation committee believes that weighting the awards in this manner motivates the management team to focus its efforts on increasing the market value of the Company’s common stock through the execution of the Company’s long-term objectives. The compensation committee determined the weight of the restricted stock units in the annual equity awards based on its belief that this weighting would add to the retention effect of the annual equity awards, provide moderate reward for growth in the market price of the Company’s common stock, and permit the Company to use fewer shares in the grant of the annual equity awards than it would in granting annual equity awards that were comprised solely of stock options. The stock options used as part of our annual equity awards generally have a ten-year term and vest in equal monthly installments over four years, subject to an equity award holder’s continued provision of services to the Company through each applicable vesting date. The restricted stock unit portion of each annual equity award generally has a seven-year term and vests in equal monthly installments over four years, subject to an equity award holder’s continued provision of services to the Company through each applicable vesting date.

For its analysis of the intended aggregate fair value of the equity compensation to be granted to each Named Executive Officer for the year, the compensation committee compared the fair value of the award to those made to executives within the applicable peer group using a Black-Scholes valuation methodology for options that is consistent with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) and the reported value for restricted stock units. We believe these comparisons provide important additional context for assessing the competitiveness of our equity-based compensation practices with market practices.

The compensation committee targeted providing each of our Named Executive Officers, other than Mr. Svane, with equity award grants with an aggregate fair value at a level that is near the median of executives with similar roles at comparable companies. While below the median of similar executives at comparable companies, the compensation committee targeted providing Mr. Svane with equity award grants with an aggregate fair value at a level that was approximately three times the aggregate of Mr. Svane’s base compensation and target performance-based incentive compensation for the fiscal year. Given the competitive nature of the industry in which we operate, the compensation committee believes equity compensation at this level is generally required to retain our existing Named Executive Officers and to hire new executive officers when and as required.

Employee Stock Purchase Plan

Participation in the 2014 Employee Stock Purchase Plan (“ESPP”) is available to all Named Executive Officers on the same basis as our other employees. However, any Named Executive Officers who are 5% stockholders, or would become 5% stockholders as a result of their participation in the ESPP, are ineligible to participate in the ESPP. Under the ESPP, eligible employees are granted options to purchase shares of our common stock through payroll deductions. The ESPP provides for eighteen-month offering periods, which include three six-month purchase periods. At the end of each purchase period, employees are able to purchase shares at 85% of the lower of the fair market value of our common stock at the beginning of an offering period or the fair market value of our common stock at the end of the purchase period. Since employees that participate in the ESPP have the opportunity to benefit from any appreciation in the value of the Company’s common stock due to the execution of the Company’s long-term objectives between the beginning of each offering period and end of each purchase period, we believe that offering the ESPP aligns the interests of our broad employee base with the Company’s long-term objectives.

Change in Control Payments

In fiscal year 2015, our compensation committee adopted a Change in Control Acceleration Plan (the “Acceleration Plan”) that provides participants with accelerated vesting of all outstanding and unvested equity awards in the event of the termination of the individual’s employment from the Company under specified circumstances following a change in control. All executive officers were provided with the opportunity to participate in the Acceleration Plan; however, participation was not mandatory and executive officers could elect to maintain any existing rights to the accelerated vesting of equity awards in lieu of participating in the Acceleration Plan. However, once an executive officer makes an election to participate in the Acceleration Plan, the acceleration provisions of the Acceleration Plan supersede any other arrangements then in place related to the acceleration of equity awards. Following the adoption of the Acceleration Plan, the compensation committee does not anticipate that new executive officers will be eligible for change in control arrangements other than those provided by the Acceleration Plan.

Our compensation committee (and in periods prior to our initial public offering, our Board) determined that we would provide change in control arrangements to our Named Executive Officers in order to mitigate some of the risk that exists for executives working for a company that is smaller than many of its competitors. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. We also believe that entering into these arrangements and the level of acceleration provided by such arrangements will help these executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.

Mr. Svane has acceleration provisions pursuant to an agreement that pre-dates the adoption of the Acceleration Plan, the terms of which are consistent with the Acceleration Plan. Ms. Gomez, Mr. Cox, Mr. Keiser, and Mr. McDermott are participants in the Acceleration Plan. Mr. Black had acceleration provisions pursuant to an agreement that pre-dated the adoption of the Acceleration Plan. The acceleration arrangement for Mr. Black was established in an arm’s-length negotiation in connection with his hire and was no longer in force following the conclusion of his employment with the Company in August 2016.

For quantification of, and additional information regarding, the change in control arrangements of our Named Executive Officers, please see the discussion under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Welfare and Other Benefits

We have established a tax-qualified Section 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under this plan, employees may elect to defer their eligible compensation by up to the statutory limit and contribute to the plan. We currently do not match any contributions made to the plan by our employees, including our Named Executive Officers.

In addition, we provide other employee welfare and benefit programs to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee welfare and benefit programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee welfare and benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Other than payment for parking, we do not generally provide perquisites to our executive officers except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. Consistent with these objectives, as the result of an arm’s-length negotiation in connection with Mr. Cox’s hire, we have provided Mr. Cox with a corporate housing perquisite.

In the future, we may provide other perquisites or personal benefits in certain circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Other Compensation Policies

Stock Ownership Guidelines

We do not have any equity security ownership guidelines or requirements for our Named Executive Officers or directors and we do not have any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Policy Regarding the Pricing and Timing of Equity Awards

All equity awards to our employees, including executive officers, and to our directors have been granted at the closing price of our common stock on the NYSE on the date of grant and reflected in our consolidated financial statements, in accordance with the applicable accounting guidance, based on such price. While we have not adopted a policy pertaining to the timing of stock option grants to executive officers relative to the timing of the release of material nonpublic information, and do not currently have any plans to implement such a policy, we generally do not grant stock options to executive officers during regularly scheduled quarterly blackout windows or in anticipation of the release of material nonpublic information. We do not time the release of material nonpublic information for the purpose of affecting the value of equity awards or other compensation granted to our executive officers. We believe that the grant of equity awards should be made in the normal course of business, aligning the interests of the stock option recipients with those of the stockholders, rather than seeking to provide an immediate benefit to option recipients through the timing of stock option grants.

Insider Trading Policy and Rule 10b5-1 Sales Plans

We have an insider trading policy that prohibits our officers, directors, and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, use of our securities as collateral in a margin account, the pledging of our securities as collateral for loans, and transactions involving derivative securities relating to our common stock. Our insider trading policy permits our officers, directors, and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

Tax Considerations

Section 162(m) of the Code limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to certain other highly compensated officers (other than our Chief Financial Officer) to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary, the fair market value of restricted stock units upon vesting and, upon the exercise of stock options, the excess of the market price over the option price, or option spread, is treated as compensation and accordingly, in any year, the vesting of restricted stock units or the exercise of stock options may cause certain executive officer’s total compensation to exceed $1,000,000 to the extent such equity does not qualify for the “performance-based” exemption. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Named Executive Officers, the compensation committee considers tax deductibility under Section 162(m) as a factor in compensation structure. We may from time to time pay compensation or grant equity awards to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance.

EXECUTIVE COMPENSATION

Summary Compensation Table—2016

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to each Named Executive Officer for services rendered in all capacities to the Company for such years.

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)(3)(4)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)		Total ($)
Mikkel Svane	2016	364,481		—	586,000	840,270	93,838	—		1,884,589
Chief Executive Officer	2015	378,846	(2)	—	1,037,837	2,970,733	70,166	—		4,457,582
	2014	285,385		18,750	—	14,006,605	52,500	—		14,363,240

Elena Gomez	2016	222,115		—	3,281,600	2,363,277	79,091	—		5,946,083
Chief Financial Officer

Bryan Cox	2016	220,769		250,000	4,688,000	3,376,110	187,167	42,206	(8)	8,764,252
Chief Revenue Officer

John T. Keiser	2016	222,115		—	3,281,600	2,363,277	79,091	—		5,946,083
Chief Information Officer and Senior Vice President, Technology Operations

Adrian McDermott	2016	330,000		—	254,324	364,117	84,664	—		1,033,105
President of Products	2015	361,154	(2)	—	3,119,587	1,594,425	66,446	—		5,141,612
	2014	291,231		10,000	—	1,628,675	52,500	—		1,982,406

Alan Black	2016	196,154		—	—	—	34,959	—		231,113
Former Senior Vice President and Chief Financial Officer	2015	311,821	(2)	—	466,993	1,307,429	60,148	—		2,146,391
	2014	269,885		15,000	—	814,338	48,125			1,147,348

(1)	Each of Ms. Gomez and Messrs. Cox and Keiser joined the Company in May 2016, and therefore was not a Named Executive Officer for fiscal years 2014 and 2015. Mr. McDermott was not a Named Executive Officer for fiscal year 2014. Mr. Black left the Company in August 2016.
(2)	The amount reported includes an amount paid to the Named Executive Officer pursuant to a one-time payment for accrued paid time-off in connection with a change in our paid time-off policy for U.S. salaried employees.
(3)	The amounts reported for each of Messrs. Svane, McDermott, and Black represent discretionary bonuses paid during 2014 for exemplary Company performance.
(4)	The amount reported for Mr. Cox reflects a $250,000 sign-on bonus paid to Mr. Cox upon the commencement of his employment with the Company pursuant to the terms of his offer letter.
(5)	The amounts reported represent the aggregate grant date fair value of the stock awards granted to the Named Executive Officer in the fiscal years ended December 31, 2015 and December 31, 2016, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on February 27, 2017. The amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers upon vesting of the awards.

(6)	The amounts reported represent the aggregate grant date fair value of the stock options awarded to the Named Executive Officer in the fiscal years ended December 31, 2014, 2015, and 2016, as applicable, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column for fiscal year 2016 are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on February 27, 2017. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the Named Executive Officers upon exercise of the options.
(7)	The amounts reported represent the bonuses paid to the applicable Named Executive Officer pursuant to the Bonus Plan. Such amounts include the portion of the applicable bonus that was paid in the form of restricted stock units that were fully vested upon grant. See the “Executive Compensation Program Elements—Performance-Based Incentives” section under “Compensation Discussion and Analysis” for further discussion of the bonuses paid under the Bonus Plan in fiscal year 2016 and the determination of the number of restricted stock units paid. Due to the difference between the Company’s method of determining the number of restricted stock units to issue in payment for the portion of the applicable bonus for 1H 2016 payable in restricted stock units and the grant date value of such awards, the grant date fair market value of such restricted stock units differs from the value of the portion of the applicable bonus for 1H 2016 payable in restricted stock units.
(8)	The amount reported reflects $42,206 for costs of corporate housing and related expenses provided to Mr. Cox pursuant to the terms of his offer letter.

Grants of Plan-Based Awards in 2016

The following table sets forth information regarding grants of awards made to our Named Executive Officers during fiscal year 2016.

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards:(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Mikkel Svane		—	64,000	96,000	—		—		—	—
Chief Executive Officer		—	64,000	96,000	—		—		—	—
	5/6/2016	—	—	—	—		75,000	(2)	$23.44	840,270
	5/6/2016	—	—	—	25,000	(3)	—		—	586,000

Elena Gomez		—	22,944	—	—		—		—	—
Chief Financial Officer		52,500	70,000	105,000	—		—		—	—
	5/6/2016	—	—	—	—		210,000	(4)	$23.44	2,363,277
	5/6/2016	—	—	—	140,000	(5)	—		—	3,281,600

Bryan Cox		—	49,167	—	—		—		—	—
Chief Revenue Officer		—	150,000	375,000	—		—		—	—
	5/6/2016	—	—	—	—		300,000	(4)	$23.44	3,376,110
	5/6/2016	—	—	—	200,000	(5)	—		—	4,688,000

John T. Keiser		—	22,944	—	—		—		—	—
Chief Information Officer and Senior Vice President, Technology Operations		52,500	70,000	105,000	—		—		—	—
	5/6/2016	—	—	—	—		210,000	(4)	$23.44	2,363,277
	5/6/2016	—	—	—	140,000	(5)	—		—	3,281,600

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards:(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)

Adrian McDermott		—	57,750	86,625	—		—		—	—
President of Products		—	57,750	86,625	—		—		—	—
	5/6/2016	—	—	—	—		32,500	(2)	$23.44	364,117
	5/6/2016	—	—	—	10,850	(3)	—		—	254,324

Alan Black		—	52,500	78,750	—		—		—	—
Former Senior Vice President and Chief Financial Officer		—	52,500	78,750	—		—		—	—

(1)	These columns represent awards granted under our Bonus Plan for performance in fiscal year 2016. These columns show the awards that were possible at the threshold, target, and maximum levels of performance. Other than as described in the “Executive Compensation Program Elements—Performance–Based Incentives” section under “Compensation Discussion and Analysis” with respect to Ms. Gomez and Messrs. Cox and Keiser, minimum performance under our Bonus Plan could have resulted in a threshold amount equal to $0. In the first half of fiscal year 2016, the compensation committee elected to pay two-thirds of the amounts payable to the Named Executive Officers, other than Mr. Cox, pursuant to the Corporate Performance Objective in restricted stock units that were fully vested upon grant and one-third of the amounts payable to such Named Executive Officers pursuant to the Corporate Performance Objective in cash. See the “Executive Compensation Program Elements—Performance-Based Incentives” section under “Compensation Discussion and Analysis” for further discussion of the bonuses paid under the Bonus Plan in fiscal year 2016. Actual cash incentive awards and the value of restricted stock unit awards earned in fiscal year 2016 by the Named Executive Officers under our Bonus Plan are shown in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” above.
(2)	The stock option was granted under our 2014 Plan, has a ten-year term, and vests monthly over four years, subject to the Named Executive Officer’s continued employment through each applicable vesting date.
(3)	The restricted stock units were granted under our 2014 Plan, have a seven-year term, and vest monthly over four years, subject to the Named Executive Officer’s continued employment through each applicable vesting date.
(4)	The stock option was granted as an inducement award in connection with the Named Executive Officer’s commencement of employment, has a ten-year term, and vests over four years, with 1/4th of the shares vesting on the first anniversary of the vesting commencement date and an additional 1/48th of the shares vesting monthly thereafter, subject to the Named Executive Officer’s continued employment through each applicable vesting date. Such award is intended to qualify as an “employment inducement award” within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual.
(5)	The restricted stock units were granted as an inducement award in connection with the Named Executive Officer’s commencement of employment, have a seven-year term, and vest over four years, with 1/4th of the shares vesting on the first anniversary of the vesting commencement date and an additional 1/48th of the shares vesting monthly thereafter, subject to the Named Executive Officer’s continued employment through each applicable vesting date. Such award is intended to qualify as an “employment inducement award” within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual.

Outstanding Equity Awards at Fiscal Year-End Table—2016

The following table summarizes, for each of the Named Executive Officers, the outstanding equity awards held as of December 31, 2016.

			Option Awards(1)(2)(3)				Stock Awards(1)(2)(3)(4)
Name and Principal Position	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mikkel Svane	2/13/2014	(5)(6)(7)	1,628,111	—	9.52	2/13/2024	—	—
Chief Executive Officer	2/5/2015	(6)(8)	106,744	126,156	24.77	2/5/2025	—	—
	5/6/2016	(6)(9)	10,937	64,063	23.44	5/6/2026	—	—
	2/5/2015	(6)(10)	—	—	—	—	22,155	469,686
	5/6/2016	(6)(11)	—	—	—	—	21,355	452,726

Elena Gomez	5/6/2016	(12)(13)	—	210,000	23.44	5/6/2026	—	—
Chief Financial Officer	5/6/2016	(12)(14)	—	—	—	—	140,000	2,968,000

Bryan Cox	5/6/2016	(12)(15)	—	300,000	23.44	5/6/2026	—	—
Chief Revenue Officer	5/6/2016	(12)(16)	—	—	—	—	200,000	4,240,000

John T. Keiser	5/6/2016	(12)(13)	—	210,000	23.44	5/6/2026	—	—
Chief Information Officer and Senior Vice President, Technology Operations	5/6/2016	(12)(14)	—	—	—	—	140,000	2,968,000

Adrian McDermott	5/3/2013	(7)(17)(18)	219,330	—	6.24	5/3/2023	—	—
President of Products	2/13/2014	(7)(17)(19)	144,698	—	9.52	2/13/2024	—	—
	2/5/2015	(17)(20)	57,290	67,710	24.77	2/5/2025	—	—
	5/6/2016	(17)(21)	4,739	27,761	23.44	5/6/2026	—	—
	2/5/2015	(17)(22)	—	—	—	—	67,710	1,435,452
	5/6/2016	(17)(23)	—	—	—	—	9,268	196,482

(1)	Each equity award was granted pursuant to our 2014 Plan, unless otherwise indicated below. Unless otherwise described in the footnotes below, the equity awards are not immediately exercisable.
(2)	Unless otherwise described in the footnotes below, the vesting of each equity award on a vesting date is subject to the equity award holder’s provision of service through such vesting date.
(3)	Unless otherwise described in the footnotes below, each equity award vests over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 36 successive equal monthly installments thereafter.
(4)	Amounts calculated using the closing market price of a share of the Company’s common stock as of December 30, 2016, the last trading day of fiscal year 2016, which was $21.20.
(5)	This stock option to purchase 2,150,000 shares of our common stock vests in 60 equal monthly installments commencing on February 13, 2014, and is immediately exercisable. Mr. Svane transferred 521,889 shares subject to the stock option pursuant to a qualified domestic relations order.
(6)	This equity award will accelerate in full if, upon a “sale event” (as defined in the 2009 Stock Option and Grant Plan (the “2009 Plan”) or the 2014 Plan, as applicable) of the Company, Mr. Svane’s employment with us is terminated by us without “cause” (with a definition that is consistent with the definition in the Acceleration Plan) or by Mr. Svane for “good reason” (with a definition that is consistent with the definition in the Acceleration Plan) at any time during the period that ends 12 months following the consummation date of the change in control of the Company.
(7)	This stock option was granted under our 2009 Plan.
(8)	This stock option to purchase 232,900 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.
(9)	This stock option to purchase 75,000 shares of our common stock vests in 48 equal monthly installments commencing on May 6, 2016.
(10)	This restricted stock unit for 40,900 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.
(11)	This restricted stock unit for 25,000 shares of our common stock vests in 48 equal monthly installments commencing on May 5, 2016.

(12)	This inducement award will accelerate in full if, upon a “change in control” (as defined in the Acceleration Plan) of the Company, the Named Executive Officer’s employment with us is terminated by us without “cause” (as defined in the Acceleration Plan) or by such Named Executive Officer for “good reason” (as defined in the Acceleration Plan) at any time during the period that ends 12 months following the consummation date of the change in control of the Company.
(13)	This stock option award for 210,000 shares was pursuant to an Inducement Option Agreement and vests over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date of May 2, 2016, and the balance to vest in 36 successive equal monthly installments thereafter.
(14)	This restricted stock unit award for 140,000 shares was pursuant to an Inducement RSU Agreement and vests over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date of May 15, 2016, and the balance to vest in 36 successive equal monthly installments thereafter.
(15)	This stock option award for 300,000 shares was pursuant to an Inducement Option Agreement and vests over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date of May 3, 2016, and the balance to vest in 36 successive equal monthly installments thereafter.
(16)	This restricted stock unit award for 200,000 shares was pursuant to an Inducement RSU Agreement and vests over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date of May 15, 2016, and the balance to vest in 36 successive equal monthly installments thereafter.
(17)	This equity award will accelerate in full if, upon a “change in control” (as defined in the Acceleration Plan) of the Company, Mr. McDermott’s employment with us is terminated by us without “cause” (as defined in the Acceleration Plan) or by Mr. McDermott for “good reason” (as defined in the Acceleration Plan) at any time during the period that ends 12 months following the consummation date of the change in control of the Company.
(18)	This stock option to purchase 500,000 shares of our common stock vests in 60 equal monthly installments following April 23, 2013, and is immediately exercisable.
(19)	This stock option to purchase 250,000 shares of our common stock vests in 60 equal monthly installments following February 13, 2014, and is immediately exercisable.
(20)	This stock option to purchase 125,000 shares of our common stock vests in 48 equal monthly installments commencing on February 5, 2015.
(21)	This stock option to purchase 32,500 shares of our common stock vests in 48 equal monthly installments commencing on May 6, 2016.
(22)	This restricted stock unit for 125,000 shares of our common stock vests in 48 equal monthly installments commencing on February 15, 2015.
(23)	This restricted stock unit for 10,850 shares of our common stock vests in 48 equal monthly installments commencing on May 15, 2016.

Option Exercises and Stock Vested in 2016

The following table sets forth the number of shares of common stock acquired during 2016 by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Mikkel Svane, Chief Executive Officer	—	—	15,960	392,332

Elena Gomez, Chief Financial Officer	—	—	411	11,672

Bryan Cox, Chief Revenue Officer	—	—	—	—

John T. Keiser, Chief Information Officer and Senior Vice President, Technology Operations	—	—	411	11,672

Adrian McDermott, President of Products	351,377	2,267,857	5,114	115,978

Alan Black, Former Senior Vice President and Chief Financial Officer	88,139	944,181	4,388	96,017

(1)	The value realized on exercise is the difference between the market price of the shares of the Company’s common stock underlying the options when exercised and the applicable exercise price.
(2)	The amounts disclosed include the fully vested restricted stock units granted under our 2014 Plan in satisfaction of performance-based incentives earned under our Bonus Plan for 2H 2015 and 1H 2016.

(3)	The value realized on vesting is determined by multiplying the number of vested restricted stock units by the closing price of the Company’s common stock on the day prior to the vesting date.

Pension Benefits

Aside from our 401(k) plan, which is described below, we do not maintain any pension plan or arrangement under which our Named Executive Officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any non-qualified deferred compensation plans or arrangements under which our Named Executive Officers are entitled to participate.

Executive Employment Arrangements

Offer Letters and Employment Agreements

Elena Gomez. On April 6, 2016, we entered into an offer letter with Ms. Gomez for the position of Chief Financial Officer. The offer letter provides for her at-will employment and sets forth her initial base salary, initial target annual performance-based incentive, initial equity award, equity acceleration provisions, and eligibility for the Company’s benefit plans generally.

Bryan Cox. On March 24, 2016, we entered into an offer letter with Mr. Cox for the position of Chief Revenue Officer. The offer letter provides for his at-will employment and sets forth his initial base salary, initial target annual performance-based incentive, sign-on bonus in the amount of $250,000, initial equity award, equity acceleration provisions, corporate housing perquisite, and eligibility for the Company’s benefit plans generally.

John T. Keiser. On March 29, 2016, we entered into an offer letter with Mr. Keiser for the position of Chief Information Officer. The offer letter provides for his at-will employment and sets forth his initial base salary, initial target annual performance-based incentive, initial equity award, equity acceleration provisions, and eligibility for the Company’s benefit plans generally.

Adrian McDermott. On June 16, 2010, we entered into an offer letter with Mr. McDermott for the position of Vice President of Engineering. The offer letter generally provides for his at-will employment and sets forth his initial base salary, initial equity award, and eligibility for the Company’s benefit plans generally.

Alan Black. On October 28, 2011, we entered into an offer letter with Mr. Black for the position of Chief Financial Officer. The offer letter provided for his at-will employment and set forth his initial base salary, initial equity award, equity acceleration provisions, and eligibility for the Company’s benefit plans generally.

Potential Payments upon Termination or Change in Control

Acceleration of Equity Awards

Mikkel Svane. In the event of a “sale event” (as defined in the 2009 Plan or the 2014 Plan, as applicable), if Mr. Svane’s employment is terminated by us without “cause” or by Mr. Svane for “good reason” (in each case, as defined in the applicable equity award agreement, with definitions consistent with those in the Acceleration Plan) at any time during the period that ends 12 months following the sale event, then 100% of the outstanding and unvested equity awards held by Mr. Svane will be fully accelerated.

Elena Gomez. Pursuant to the provisions of the Acceleration Plan, in the event of a “change in control” (as defined in the Acceleration Plan), if Ms. Gomez’s employment is terminated by us without “cause” or by Ms. Gomez for “good reason” (in each case, as defined in the Acceleration Plan) at any time during the period that ends 12 months following the change in control, then 100% of the outstanding and unvested equity subject to the equity awards held by Ms.Gomez will be fully accelerated.

Bryan Cox. Pursuant to the provisions of the Acceleration Plan, in the event of a “change in control” (as defined in the Acceleration Plan), if Mr. Cox’s employment is terminated by us without “cause” or by Mr. Cox for “good reason” (in each case, as defined in the Acceleration Plan) at any time during the period that ends 12 months following the change in control, then 100% of the outstanding and unvested equity subject to the equity awards held by Mr. Cox will be fully accelerated.

John T. Keiser. Pursuant to the provisions of the Acceleration Plan, in the event of a “change in control” (as defined in the Acceleration Plan), if Mr. Keiser’s employment is terminated by us without “cause” or by Mr. Keiser for “good reason” (in each case, as defined in the Acceleration Plan) at any time during the period that ends 12 months following the change in control, then 100% of the outstanding and unvested equity subject to the equity awards held by Mr. Keiser will be fully accelerated.

Adrian McDermott. Pursuant to the provisions of the Acceleration Plan, in the event of a “change in control” (as defined in the Acceleration Plan), if Mr. McDermott’s employment is terminated by us without “cause” or by Mr. McDermott for “good reason” (in each case, as defined in the Acceleration Plan) at any time during the period that ends 12 months following the change in control, then 100% of the outstanding and unvested equity awards held by Mr. McDermott will be fully accelerated.

Alan Black. Mr. Black resigned from his position as our Senior Vice President and Chief Financial Officer on May 5, 2016. In connection with Mr. Black leaving the company voluntarily in August 2016 he received no payments upon termination of his employment and is not eligible for any potential payments upon termination or a change in control as of December 31, 2016.

Value of Potential Payments upon Termination or Change in Control

Payments on Qualifying Event in Connection with Change in Control ($)(1)

Name	Value of Accelerated Stock Options($)(2)	Value of Accelerated Restricted Stock Units($)(3)	Total($)
Mikkel Svane, Chief Executive Officer	9,599,009	922,412	10,521,421

Elena Gomez, Chief Financial Officer	—	2,968,000	2,968,000

Bryan Cox, Chief Revenue Officer	—	4,240,000	4,240,000

John T. Keiser, Chief Information Officer and Senior Vice President, Technology Operations	—	2,968,000	2,968,000

Adrian McDermott, President of Products	3,260,018	1,631,934	4,891,952

Alan Black, Former Senior Vice President and Chief Financial Officer	—	—	—

(1)	A qualifying event for a Named Executive Officer is deemed to occur when the conditions set forth in the section “Potential Payments upon Termination or Change in Control—Acceleration of Equity Awards” have been met.
(2)	Based on a common stock price of $21.20, equal to the closing market price of the Company’s common stock on December 30, 2016, the last trading day of fiscal year 2016, less the applicable exercise price for each option for which vesting would have been accelerated.
(3)	Based on a common stock price of $21.20, equal to the closing market price of the Company’s common stock on December 30, 2016, the last trading day of fiscal year 2016.

Equity Compensation Plan Information

The table below presents information as of December 31, 2016 for our compensation plans under which our equity securities are authorized for issuance.

Plan Category	(a) Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)
Equity compensation plans approved by stockholders(2)	17,498,298	$13.69	9,321,378
Equity compensation plans not approved by stockholders(3)	1,200,000	$23.44	—
Total	18,698,298	$14.52	9,321,378

(1)	The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of restricted stock units, since restricted stock units have no exercise price.
(2)	Includes our 2009 Plan, 2014 Plan and our ESPP. Our 2014 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2015, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. Our ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2015, by the lesser of 1,500,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee. On January 1, 2017, the number of shares available for issuance under our 2014 Plan and our ESPP increased by 4,832,808 shares and 966,561 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)	Consists of awards granted outside of our 2014 Plan and intended to qualify as “employment inducement awards” within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual.

Section 401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual statutory limits. We have the ability to make discretionary contributions to the 401(k) plan but have not done so to date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Non-Employee Director Compensation

We maintain a policy providing for annual retainers for our non-employee directors. In 2016, we paid the annual retainers for our non-employee directors in cash. Beginning in 2017, our non-employee directors have the option to elect to receive the following annual retainers for their service in the form of cash or restricted stock units having a fair market value equal to the value of the retainer to be paid during such period (based on the 30-trading day trailing average closing price of our common stock on the NYSE prior to the grant date). Any restricted stock units that are granted in lieu of cash will be granted in four equal installments on each of February 15, May 15, August 15, and November 15, and will be fully-vested upon grant.

Cash Retainer ($)
Annual Retainer for Non-Employee Directors	30,000
Additional Annual Retainer for Audit Committee Chairperson	15,000
Additional Annual Retainer for Compensation Committee Chairperson	10,000
Additional Annual Retainer for Nominating and Corporate Governance Committee Chairperson	10,000
Additional Annual Retainer for Audit Committee Non-Chairperson Members	7,500
Additional Annual Retainer for Compensation Committee Non-Chairperson Members	5,000
Additional Annual Retainer for Nominating and Corporate Governance Committee Non-Chairperson Members	5,000

Our policy provides that on the date of each annual meeting of stockholders, each non-employee continuing director will be granted an annual award of restricted stock units having a fair market value of $150,000. The restricted stock units will fully vest on the first anniversary of the grant date, in each case subject to continued service as a director through the vesting date, and such awards are subject to full acceleration of vesting upon a sale of the Company. In addition to the compensation for non-employee directors set forth in our policy, our Board, based on recommendations by the compensation committee, makes determinations regarding the grant of equity awards to non-employee directors upon the commencement of such director’s service on our Board.

The following table presents the total compensation for each person who served as a non-employee member of our Board during fiscal year 2016. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board in fiscal year 2016. Directors who are also our employees receive no additional compensation for their service as a director. The compensation received by Mr. Svane as an employee of the Company is presented in “Executive Compensation—Summary Compensation Table—2016.”

Director Compensation Table—2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total ($)
Carl Bass(4)	35,000	153,516(10)	415,305	603,821
Peter Fenton(5)	40,000	153,516(10)	—	193,516
Caryn Marooney(6)	40,000	153,516(10)	—	193,516
Elizabeth Nelson(7)	50,000	153,516(10)	—	203,516
Dana Stadler(8)	37,500	153,516(10)	—	191,016
Michelle Wilson(9)	47,500	153,516(10)	—	201,016

(1)

The amounts reported represent the aggregate grant date fair value of the stock awards, awarded to the director in fiscal year 2016, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options and stock awards, as applicable, reported in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on February 27, 2017. The amounts reported in this column reflect the accounting cost for these stock awards and do not correspond to the actual economic value that may be received by the directors.
(2)	Each restricted stock unit award was granted pursuant to our 2014 Plan. Unless otherwise specified, each restricted stock unit award will fully vest on the first anniversary of the grant date, in each case, subject to continued service as a director through the vesting date.
(3)	The amounts reported represent the aggregate grant date fair value of the stock options awarded to the director in fiscal year 2016, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column for fiscal year 2016 are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on February 27, 2017. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the director upon exercise of the options.
(4)	As of December 31, 2016, Mr. Bass held a stock option to purchase 50,000 shares of our common stock and 6,663 restricted stock units. On February 23, 2016, our Board granted Mr. Bass a stock option pursuant to our 2014 Plan to purchase up to 50,000 shares of the Company’s common stock in connection with Mr. Bass’ February 2016 appointment as a director. The stock option vests over 48 months in equal monthly installments and has an exercise price of $17.49 per share.
(5)	As of December 31, 2016, Mr. Fenton held 6,663 restricted stock units.
(6)	As of December 31, 2016, Ms. Marooney held a stock option to purchase 107,205 shares of our common stock and 6,663 restricted stock units.
(7)	As of December 31, 2016, Ms. Nelson held a stock option to purchase 72,169 shares of our common stock and 6,663 restricted stock units.
(8)	As of December 31, 2016, Mr. Stalder held 6,663 restricted stock units.
(9)	As of December 31, 2016, Ms. Wilson held 6,663 restricted stock units.
(10)	The Company targets granting non-employee directors an annual award of restricted stock units having a fair market value of $150,000 based on the 30-trading day trailing average closing price of our common stock on the NYSE prior to the grant date. Due to the difference between the Company’s method of determining the number of shares issuable pursuant to the restricted stock units and the determination of the grant date fair value of the stock awards in accordance with FASB ASC Topic 718, the fair market value of such grants is greater than $150,000.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Zendesk specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation” with management. Based on such review and discussions, the compensation committee recommended to our Board that these “Compensation Discussion and Analysis” and “Executive Compensation” sections be included in this proxy statement for the year ended December 31, 2016.

Compensation Committee

Peter Fenton (Chair)

Carl Bass

Caryn Marooney

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2017, for:

•	each of our Named Executive Officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. We have deemed shares of our common stock subject to options and restricted stock units outstanding as of March 1, 2017 that were exercisable or issuable or will become exercisable or issuable within 60 days of March 1, 2017 to be outstanding and to be beneficially owned by the person holding the option or restricted stock unit for the purpose of computing the percentage ownership of that person, but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock on 97,933,871 shares of our common stock outstanding as of March 1, 2017.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zendesk, Inc., 1019 Market Street, San Francisco, California 94103.

	Shares Beneficially Held
	Number	Percentage
Named Executive Officers and Directors:
Mikkel Svane(1)	3,599,752	3.6%
Elena Gomez	231	*
Alan Black(2)	423,983	*
Adrian McDermott(3)	524,842	*
Bryan Cox	—	*
John T. Keiser	231	*
Carl Bass(4)	14,944	*
Peter Fenton(5)	446,968	*
Caryn Marooney(6)	134,218	*
Elizabeth Nelson(7)	159,339	*
Dana Stalder(8)	75,914	*
Michelle Wilson	178,090	*
All directors and executive officers as a group (12 persons)(9)	5,374,245	5.3%
Other 5% or Greater Stockholders
FMR LLC(10)	14,300,811	14.6%
T. Rowe Price Associates, Inc.(11)	7,512,099	7.7%
The Vanguard Group (12)	6,346,952	6.5%
Blackrock, Inc.(13)	5,460,920	5.6%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Consists of (i) 1,825,556 shares held of record, (ii) 1,771,450 shares subject to outstanding options which are exercisable within 60 days of March 1, 2017, and (iii) 2,746 shares issuable within 60 days of March 1, 2017 upon the vesting of restricted stock units.
(2)	Based on Company records as of August 12, 2016. Consists of (i) 9,383 shares held of record, (ii) 334,600 shares held by Alan J. Black and Linda J. Black, Trustees of Black Family Trust—2001 U/I DTD. November 26, 2001, in which Mr. Black shares voting and dispositive power, (iii) 40,000 shares held by the Black 2013 Family Heritage Trust, in which Mr. Black shares voting and dispositive power, and (iv) 40,000 shares held by the Black 2014 Family Heritage Trust, in which Linda Black, Mr. Black’s wife, shares voting and dispositive power.
(3)	Consists of (i) 80,000 shares held of record, (ii) 439,182 shares subject to outstanding options which are exercisable within 60 days of March 1, 2017, and (iii) 5,660 shares issuable within 60 days of March 1, 2017 upon the vesting of restricted stock units.
(4)	Consists of (i) 361 shares held of record, and (ii) 14,583 shares subject to outstanding options which are exercisable within 60 days of March 1, 2017.
(5)	Consists of (i) 412 shares held of record and (ii) 446,556 shares held by Peter Fenton’s family trust.
(6)	Consists of (i) 33,784 shares held of record, and (ii) 100,434 shares subject to outstanding options which are exercisable within 60 days of March 1, 2017.
(7)	Consists of (i) 87,170 shares held of record, and (ii) 72,169 shares subject to outstanding options which are exercisable within 60 days of March 1, 2017.
(8)	Consists of (i) 386 shares held of record and (ii) 75,528 shares held by the Vista Grande Trust.
(9)	Consists of (i) 2,735,814 shares held of record by our current directors and executive officers, (ii) 2,629,162 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 1, 2017, and (iii) 9,269 shares issuable within 60 days of March 1, 2017 upon the vesting of restricted stock units.
(10)	Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2017 by FMR LLC, or FMR. FMR, certain of its subsidiaries and affiliates, and other companies, beneficially owned 14,300,811 shares, with FMR having sole voting power over 990,273 shares, and sole dispositive power over 14,300,811 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(11)	Based on the most recently available Schedule 13G/A filed with the SEC on February 7, 2017 by T. Rowe Price Associates, Inc., or T. Rowe. T. Rowe beneficially owned 7,512,099 shares, with sole voting power over 1,578,973 shares and sole dispositive power over 7,512,099 shares. T. Rowe’s address is 100 E. Pratt Street, Baltimore, Maryland 21202.
(12)	Based on the most recently available Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group. The Vanguard Group, an investment adviser, beneficially owned 6,346,952 shares, with sole voting power over 157,937 shares, shared voting power over 6,962 shares, sole dispositive power over 6,185,817 shares, and shared dispositive power over 161,135 shares. Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 154,173 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 10,726 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(13)	Based on the most recently available Schedule 13G filed with the SEC on January 30, 2017 by BlackRock, Inc. BlackRock, Inc. beneficially owned 5,460,920 shares, with BlackRock, Inc. having sole voting power over 5,307,155 shares, and sole dispositive power over 5,460,920 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2016, all required reports were filed on a timely basis under Section 16(a) other than one report, covering a total of two transactions in 2016 by Mr. Geschke, which was inadvertently filed late.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the transactions discussed below and the compensation agreements, equity compensation policies, grants of certain equity awards, and other arrangements which are discussed above in “Executive Compensation,” since January 1, 2016, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock, or any member of their immediate family, had or will have a direct or indirect material interest.

Transactions

We have granted stock options and other equity awards to our executive officers and our directors. See the sections titled “Grants of Plan-Based Awards in 2016,” “Outstanding Equity Awards at Fiscal Year-End Table—2016” and “Director Compensation Table—2016” for a description of these options and equity awards.

We have entered into arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits.

We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Indemnification of Officers and Directors

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our Company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware (“DGCL”); or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our certificate of incorporation and bylaws, and in indemnification agreements that we enter into with our directors and executive officers, may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board. In our indemnification agreements with these non-employee directors, we have agreed that our indemnification obligations are primary to any such other indemnification arrangements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Procedures for Approval of Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Zendesk specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of our Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Zendesk, and our Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE.

The audit committee’s general role is to assist our Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s audited consolidated financial statements for 2016 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the audited consolidated financial statements. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review, and other matters it deemed relevant, the audit committee recommended to our Board that the Company’s audited consolidated financial statements for 2016 be included in its Annual Report on Form 10-K for 2016.

Audit Committee

Elizabeth Nelson (Chair)

Dana Stalder

Michelle Wilson

TRANSACTION OF OTHER BUSINESS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Our amended and restated bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. Since our Annual Meeting is being held on May 16, 2017, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 16, 2018 and no later than February 15, 2018, in order to be raised at our 2018 annual meeting of stockholders. However, our amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected, and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2018 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than November 30, 2017. Such proposals must be delivered to our Secretary, c/o Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103.

ZENDESK, INC.
1019 MARKET STREET
SAN FRANCISCO, CA 94103
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/ZEN2017
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E24094-P88444
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ZENDESK, INC.
For All
Withhold All
Except For All
The Board of Directors recommends you vote FOR the following:
1. To elect the following Class III Director Nominees:
01) Mikkel Svane
02) Elizabeth Nelson
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposals:
For Against Abstain
2. To ratify the appointment of Ernst & Young LLP as Zendesk’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
3. Non-binding advisory vote to approve the compensation of our Named Executive Officers.
NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E24095-P88444
ZENDESK, INC.
Annual Meeting of Stockholders
May 16, 2017 1:00 PM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Mikkel Svane and John Geschke as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all the shares of common stock of Zendesk, Inc. (the “Company”) standing in the name of the undersigned on March 20, 2017, with all powers which the undersigned would possess if present at the 2017 Annual Meeting of Stockholders of the Company to be held on May 16, 2017 or at any adjournment, continuation, or postponement thereof. Receipt of the Notice of the 2017 Annual Meeting of Stockholders and Proxy Statement and the 2016 Annual Report is hereby acknowledged.
This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) “FOR” the election of each of the nominees for director; (ii) “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; (iii) “FOR” the non-binding advisory vote to approve the compensation of our Named Executive Officers, and (iv) in the discretion of the proxies, upon such other matters as may properly come before the 2017 Annual Meeting of Stockholders.
Continued and to be signed on reverse side
V.1.2